Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) dated as of January 18, 2011 (the “Effective Date”) by and between Incentives Advisors, LLC, an Arizona limited liability company (“Employer”), and _____________, an individual residing in the State of Arizona (“Employee”).

W I T N E S S E T H:

WHEREAS, Employer wishes to provide for the employment by Employer of Employee, and Employee wishes to serve Employer, in the capacities and on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the above recital and of the mutual promises and conditions in this Agreement, it is agreed as follows:

1.	TERM OF EMPLOYMENT

The employment hereunder shall be for a period commencing on the date hereof and ending on the third anniversary of the date hereof, unless earlier terminated as provided in Section 9 below (the “Employment Term”).

2.	PLACE OF EMPLOYMENT

Unless the parties agree otherwise in writing, during the Employment Term, Employee shall perform the services he is required to perform under this Agreement at such address in the State of Arizona as Employer may designate in writing from time to time.

3.	DUTIES AND AUTHORITY

Employee shall serve as Employer’s Senior Vice President, Tax Credit and Incentive Services, subject to the directions and policies from time to time of John Long and David Kennedy, or their respective successors or other designees, and senior officers of Employer and Employer’s parent company, Workstream Inc. (“Workstream”), whether stated orally or in writing.  In this capacity, Employee shall perform the duties and have the responsibilities customarily performed and held by such an employee.

4.	EXCLUSIVITY

During the Employment Term, Employee shall devote his full business and professional time, energy and ability to the business and interests of Employer, Workstream and subsidiaries of Workstream (collectively, the “Related Companies”), and the performance of this Agreement, and shall not, without Employer’s prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would interfere with the performance of his duties under this Agreement.

Employee hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, that this Agreement is a valid and binding agreement enforceable against him according to its terms, and that the execution and performance of this Agreement by him does not violate the terms of any existing agreement or understanding, written or oral, to which Employee is a party or any judgment or decree to which Employee is subject.  In addition, Employee represents and warrants that he knows of no reason why he is not physically or legally capable of performing his obligations under this Agreement in accordance with its terms.

5.	NON-COMPETITION AND NON-SOLICITATION

(a)        Noncompetition.  During the term of this Agreement and for the eighteen (18) month period immediately following the effective date of the termination of this Agreement if it is terminated by Employee for any reason or by the Employer for “Cause” or “disability” (such period is referred to herein as the "Restricted Period"), Employee shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in any business which competes anywhere in the United States or Canada (the “Territory”) with any of the businesses of the Employer or any of the Related Companies as of the date of this Agreement; provided, however, if such termination occurs on or prior to the second anniversary of the date hereof, then with respect only to the Arizona tax credits portion of the business, the Restricted Period with respect thereto shall be for a period of six (6) months following the effective date of such termination; and provided further that, if such termination occurs following the second anniversary of the date hereof, then with respect only to the Arizona tax credits portion of the business, the Restricted Period with respect thereto shall be for a period of three (3) months following the effective date of such termination.  Nothing herein shall prohibit Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Employee has no active participation in the business of such corporation.

(b)        Non-solicitation.  During the Restricted Period, Employee shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Employer or any Related Company to leave the employ of the Employer or such Related Company, or in any way interfere with the relationship between the Employer or any Related Company and any employee thereof, (ii) hire any employee of the Employer or any Related Company or hire any former employee of the Employer or any Related Company within one year after such person ceased to be an employee of the Employer or any Related Company, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Employer or any Related Company to cease doing business with the Employer or such Related Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Employer or any such Related Company.

(c)        Enforcement.  If, at the time of enforcement of this Section 5, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law.  Because Employee's services are unique and because Employee has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement.  Therefore, in the event a breach or threatened breach of this Agreement, the Employer, its Related Companies and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(d)        Additional Acknowledgments.  Employee acknowledges that the provisions of this Section 5 are in consideration of: (i) employment with the Employer, and  (ii) additional good and valuable consideration as set forth in this Agreement.  In addition, Executive agrees and acknowledges that the restrictions contained in this Agreement do not preclude Employee from earning a livelihood, nor do they unreasonably impose limitations on Employee's ability to earn a living.  In addition, Employee acknowledges that (x) the business of the Employer and its Related Companies will be conducted throughout the Territory and other jurisdictions where the Employer or any of its Related Companies conduct business during the term of employment, (y) notwithstanding the state of organization or principal office of the Employer or any of its Related Companies, or any of their respective executives or employees (including the Employee), it is expected that the Employer and its Related Companies will have business activities and have valuable business relationships within its industry throughout the Territory and other jurisdictions where the Employer or any of its Related Companies conduct business during the term of employment, and (z) as part of his responsibilities, Employee will be traveling throughout the Territory and other jurisdictions where the Employer or any of its Related Companies conduct business during the term of employment in furtherance of Employer's business and its relationships.  Employee agrees and acknowledges that the potential harm to the Employer and its Related Companies of the non-enforcement of any provision of Section 5 outweighs any potential harm to Employee of its enforcement by injunction or otherwise.  Employee acknowledges that he has carefully read this Agreement and consulted with legal counsel of his choosing regarding its contents, has given careful consideration to the restraints imposed upon Employee by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Employer and its Related Companies now existing or to be developed in the future.  Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

6.	COMPENSATION AND BENEFITS

(a)        Salary.  During the Employment Term, Employer shall pay Employee a base salary in the annual amount of $145,000 (the “Salary”).  The Salary shall be payable as current salary with such frequency as is standard for similarly situated employees of Employer.  The Salary shall be prorated for any partial pay period that occurs during the term of this Agreement in accordance with Employer’s standard payroll policies applied to similarly situated employees of Employer.  The Employer shall review the Salary at least annually to determine, in its sole discretion, whether the Salary should be increased and, if so, the amount of such increase and the time in which the increase shall take effect. All payments due to Employee hereunder shall be made subject to such withholdings and deductions as are required to be made under applicable law.

(b)        Bonus.  In addition, the Employee will be eligible to receive bonuses based on the financial performance of the Incentives Advisors business unit. In Calendar Year 2011, the plan shall be as follows:

(i)           Quarterly Bonus.  $15,000 in a cash bonus in each calendar quarter in Calendar Year (“CY”) 2011 if quarterly Employer’s EBITDA in such quarter is equal to or greater than $100,000.  Each such Quarterly Bonus is to be paid within 30 days following the accounting and financial closing of the quarterly period.

(ii)           Annual Bonus.  If Employer’s EBITDA for CY 2011 is greater than $400,000, a bonus of 12.5% of the difference between $400,000 and the CY 2011 EBITDA will be payable to each Employee as the annual bonus. The Annual Bonus is to be paid within 30 days following the accounting and financial closing of the Calendar Year.    For example, if EBITDA in CY 2011 is $600,000, the Annual Bonus will be ($600,000 - $400,000) x 12.5%  = $200,000 x 12.5% = $25,000 payable to Employee.

For the purposes of the above calculations, EBITDA shall be adjusted for any incremental investments in the business agreed upon between the parties. For the second and third year of this agreement, the parties shall mutually agree on the EBITDA thresholds required to attain a Quarterly Bonus and an Annual Bonus, taking into account the performance of the business unit.

(c)        Benefits.  During the Employment Term, Employee shall be entitled to receive all benefits of employment generally available to other similar employees of the Related Companies when and as he becomes eligible for them, including medical, dental, life and disability insurance benefits.  Employer reserves the right to modify, suspend or discontinue any and all of the above benefit plans, policies, and practices at any time upon notice to Employee, so long as such action is taken generally with respect to other similarly situated employees of Employer and does not single out Employee.

7.	OWNERSHIP OF INTANGIBLE PROPERTY

All processes, inventions, patents, copyrights, trademarks and other intangible rights that may be conceived or developed by Employee, either alone or with others, during the Employment Term, whether or not conceived or developed during Employee’s working hours, and with respect to which the equipment, supplies, facilities or trade secret information of any Related Company was used, or that relate at the time of conception or reduction to practice of the invention to the business of any Related Company or to any Related Company’s actual or demonstrably anticipated research and development, or that result from any work performed by Employee for any Related Company, shall be the sole property of Employer.  Employee shall disclose to Employer all inventions conceived during the term of employment, whether or not the property of any Related Company under the terms of the preceding sentence, provided that such disclosure shall be received by Employer in confidence.  Employee shall execute all documents, including patent applications and assignments, reasonably required by Employer to establish Employer’s rights under this Section.

8.	INDEMNIFICATION

Employer shall, to the maximum extent permitted by law and its articles of organization and operating agreement, indemnify and hold Employee harmless for any acts or decisions made in good faith while performing services for Employer.  To the same extent, Employer will pay, and subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees and costs of court-approved settlements, actually and necessarily incurred by Employee in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Employee by reason of his good faith service as an employee or agent of Employer.

9.	TERMINATION

(a)        For Cause.  This Agreement shall be terminated upon the discharge of Employee by Employer in writing for Cause.  For purposes of this Agreement, an event or occurrence constituting “Cause” shall mean:

(i)           Employee’s willful failure or refusal after notice thereof, to perform specific directives of John Long, or his successor or designee, or senior officers of Employer or Workstream;

(ii)           Dishonesty of Employee affecting Employer or any other Related Company;

(iii)          Drunkenness or use of drugs which interferes with the performance of Employee’s duties and responsibilities under this Agreement;

(iv)          Employee’s conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation;

(v)           Any gross or willful conduct of Employee resulting in material loss to Employer or any other Related Company, material damage to the reputation of Employer or any other Related Company or theft or defalcation from Employer or any other Related Company;

(vi)          Gross incompetence on the part of Employee in the performance of his duties and responsibilities under this Agreement; and

(vii)         Any material breach (not covered by any of clauses (i) through (vi) above) of any of the provisions of this Agreement if such breach is not cured within five days after written notice thereof to Employee by Employer.

(b)        Retirement or Resignation.  This Agreement shall be terminated by Employee’s voluntary retirement, which retirement shall be effective two weeks after Employee provides Employer notice of such voluntary retirement.  This Agreement shall be terminated upon Employee’s resignation, which shall be effective two weeks after Employee provides notice of such resignation unless the Employer accepts such resignation prior to such notice period.

(c)        Disability.  If, at the end of any calendar month during the Employment Term, Employee is and has been for the four consecutive full calendar months then ending, or for 80 percent or more of the normal working days during the six consecutive full calendar months then ending, unable due to mental or physical illness or injury to perform his duties under this Agreement in his normal and regular manner, the Employer may, in its sole discretion, terminate this Agreement.

(d)        Death.  This Agreement shall be terminated immediately upon the death of the Employee.

(e)        Rights and Obligations Upon Termination.  If Employee gives notice of termination of this Agreement under this Section, or if it becomes known that this Agreement will otherwise terminate in accordance with its provisions, Employer may, in its sole discretion and subject to its other obligations under this Agreement, relieve Employee of his duties under this Agreement and assign Employee other reasonable duties and responsibilities to be performed until the termination becomes effective.  All salary and benefits shall cease at the effective time of any such termination hereunder, and Employee shall not be entitled to any salary, benefits or other payments following such date.

10.	SURVIVAL

Each of the representations, warranties and covenants set forth in Sections 4, 5, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22 and 23 of this Agreement shall survive and shall continue to be binding upon the Employee notwithstanding the termination of this Agreement for any reason whatsoever.

11.	UNFAIR COMPETITION; CONFIDENTIALITY

Because of his employment by Employer, Employee will have access to trade secrets and confidential information about the Employer and the Related Companies, including but not limited to with respect to their products, their customers, their financial performance, pricing and their methods of doing business.  All such information is considered secret and is disclosed to Employee in strict confidence.  During and after his employment by Employer, Employee shall not directly or indirectly disclose to any third party or use any such information except as required in the course of his employment by Employer and not for his own benefit or any other purpose.

12.	DISPUTE RESOLUTION

Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement (an “Arbitrable Dispute”) will be exclusively submitted to binding arbitration before a neutral arbitrator (the “Arbitrator”).  If Employee and Employer are unable to agree upon the Arbitrator, Employer will obtain a list of five arbitrators from the American Arbitration Association.  Employee (first) and then Employer will alternately strike names from the list until only one name remains; the remaining person shall be the Arbitrator.  The Arbitrator shall be bound by the qualifications and disclosure provisions and the procedures set forth in the then-current Model Employment Arbitration Procedures of the

American Arbitration Association and shall order such discovery as is appropriate to the nature of the claim and necessary to the adjudication thereof.

Arbitration proceedings shall be held in Phoenix, Arizona.  The Arbitrator shall determine the prevailing party in the arbitration.  The Arbitrator shall be permitted to award only those remedies in law or equity that are requested by the parties, appropriate for the claims and supported by credible, relevant evidence.  There shall be no right to appeal the decision of the arbitrator.

EMPLOYEE AND EMPLOYER AGREE THAT THE FOREGOING ARBITRATION PROCEDURE SHALL BE THE EXCLUSIVE MEANS OF RESOLVING ANY ARBITRABLE DISPUTE AND THAT NO OTHER ACTION WILL BE BROUGHT BY EMPLOYEE IN ANY COURT OR OTHER FORUM.  THIS AGREEMENT IS A WAIVER OF ALL RIGHTS TO A CIVIL COURT ACTION AND APPEAL FOR AN ARBITRABLE DISPUTE; ONLY THE ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE SUCH DISPUTE.

13.	BREACH BY EMPLOYEE

Employee is obligated under this Agreement to render services of a special, unique, unusual, extraordinary, and intellectual character, which give this Agreement peculiar value.  The loss of these services cannot be reasonably or adequately compensated in damages in an action at law.  Accordingly, in addition to other remedies provided by law or this Agreement, Employer shall have the right to obtain injunctive relief against the breach of this Agreement by Employee or the performance of services by Employee in violation of this Agreement, or both.

14.	ENTIRE AGREEMENT

This Agreement (together with a separate non-compete agreement between Workstream and Employee, which is a separate and distinct agreement between the parties enforceable in accordance with its own terms and which shall not be affected by the existence or terms of this Agreement) contains the entire agreement between the parties regarding the subject matter hereof and supersedes all prior oral and written agreements, understandings, commitments, and practices between them.

15.	AMENDMENTS

No oral modifications, express or implied, may alter or vary the terms of this Agreement.  No amendments or modifications to this Agreement and no waiver of any provision of this Agreement may be made except by a writing signed by both parties.

16.	GOVERNING LAW

THE FORMATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ARIZONA (EXCLUSIVE OF CONFLICTS OF LAWS PRINCIPLES) APPLICABLE TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE.

17.	NOTICES

Any notice to Employer required or permitted under this Agreement shall be given in writing to Employer, either by personal service or by registered or certified mail, postage prepaid, addressed to the Chief Executive Officer of Employer at 485 North Keller Road, Suite 500, Maitland, FL  32751, or its then principal place of business.  Any such notice to Employee shall be given in a like manner and, if mailed, shall be addressed to Employee at his home address then shown in Employer’s files.  For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, or (b) on the third business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this section.

18.	RIGHT TO PAYMENTS

Employee shall under no circumstances have any option or right to require payments hereunder otherwise than in accordance with the terms of this Agreement.

19.	BINDING AGREEMENT

Except as otherwise expressly provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, Employer, its successors and assigns.  This Agreement, as it relates to Employee, is a personal contract and the rights and interest of Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated.

20.	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.  If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

21.	CAPTIONS

Section headings are for convenience of reference only and shall not be considered a part of this Agreement.

22.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

23.	THIRD-PARTY BENEFICIARIES

This Agreement shall not confer any rights or remedies upon any party other than Employer, Employee, the Related Companies and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on and as of the day and year first above written.

INCENTIVES ADVISORS, LLC
By:
Name:
Title:

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